EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-95190, 333-03999, 333-21887, 333-57355, 333-64743, 333-53835, 333-38850, 333-57992, 333-70638 and 333-104211) and the Registration Statements on Form S-8 (File Nos. 33-95188, 333-36699, 333-45317, 333-67824 and 333-100630) of First Industrial Realty Trust, Inc. of our report dated March 9, 2004, except for Note 8 and Note 10, as to which the date is July 30, 2004, relating to the financial statements which appear in this Form 8-K.

PricewaterhouseCoopers LLP

Chicago, Illinois
July 30, 2004